Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the F.N.B. Corporation/Iron and Glass Bancorp, Inc. 1998 Stock Option Plan assumed by F.N.B. Corporation from Iron and Glass Bancorp, Inc. of our reports dated February 26, 2008, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
August 25, 2008
Pittsburgh, Pennsylvania